UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 27, 2016

FluoroPharma Medical, Inc.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)

333-151381	20-8325616
(Commission File Number)	(IRS Employer Identification No.)

8 Hillside Avenue, Suite 108
Montclair, NJ 07042
(Address of principal executive offices and zip code)

(973) 744-1565
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)
On September 27, 2016, FluoroPharma Medical, Inc. (the “Company”) borrowed $100,000 in the form of a promissory note (the “Note”). The Note matures on October 31, 2016 and bears interest at the rate of 5% per annum if the Note is repaid on or prior to the maturity date and 15% if the Note is not repaid by the maturity date. The Note contains the following event of default provisions:

●
The Company fails to pay any installment of principal under the Note within ten (10) days after such amounts are due;

●
The Company breaches any material covenant or other term or condition of the Note, except for a breach of payment, in any material respect and such breach, if subject to cure, continues for a period of twenty (20) days after written notice to the Company from the Lender;

●
Any dissolution, liquidation or winding up by the Company or a Subsidiary of a substantial portion of their business;

●
Any cessation of operations by the Company or a Subsidiary;

●
Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against the Company or any Subsidiary or any of its property or other assets for more than $250,000 in excess of the Company’s insurance coverage, unless stayed vacated or satisfied within 60 days;

●
The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; and

●
An involuntary petition is filed against the Company under any bankruptcy statute now or hereafter in effect, and such petition is not dismissed or discharged within 60 days, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

The foregoing description of the Note is qualified in its entirety by reference to the complete text of the form of the form of Note filed as Exhibit 4.1 hereto.

Item 9.01    Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
4.1	Form of Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 30, 2016	FLUOROPHARMA MEDICAL, INC.
By: /s/ Thomas H. Tulip Name: Thomas H. Tulip Title: CEO and President

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Note